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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                         GETTY PETROLEUM MARKETING INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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                       (Title of Class of Securities)

                                  374292 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 8, 2000
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.   374292 10 0               13G                 PAGE  2   OF  5  PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Milton Cooper
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States citizen
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    Number of
                           5       Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        0
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0
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 12     Type of Reporting Person (See Instructions)

        IN
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ITEM 1(A).    NAME OF ISSUER:  Getty Petroleum Marketing Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      125 Jericho Turnpike
                      Jericho, New York 11753

ITEM 2(A).    NAME OF PERSON FILING: Milton Cooper

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              KIMCO Realty Corporation
              3333 New Hyde Park Road, Suite 100
              P.O. Box 5020
              New Hyde Park, New York 11042-0020

ITEM 2(C).    CITIZENSHIP:  United States

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value

ITEM 2(E).    CUSIP NUMBER:  374292 10 0

ITEM 3.       Not applicable.

ITEM 4.       OWNERSHIP

         (A)  AMOUNT BENEFICIALLY OWNED:      0
                                         ------------------

         (B)  PERCENT OF CLASS:           0
                                 -------------------------

         (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                    0
                       --------------

              (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                    0
                       --------------

              (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                    0
                       --------------

              (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                    0
                       --------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following
         [ X ].



                               Page 3 of 5 Pages


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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10. CERTIFICATION:

                  Not applicable.



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                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 2, 2001




                                                /s/ Milton Cooper
                                                -------------------------------
                                                Milton Cooper



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